Exhibit (s)(iv)

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-

PROSPECTUS SUPPLEMENT

(To Prospectus dated                 , 2021)

The Gabelli Dividend & Income Trust

Notes [Specify Title]

We are offering for sale                  promissory notes. Our common shares are traded on the NYSE under the symbol “GDV” and our Series G Preferred Shares and Series H Preferred Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “GDV Pr G” and “GDV Pr H,” respectively. The last reported sale price for our common shares on      ,      was $                 per share. You should review the information set forth under “Risk Factors and Special Considerations” in the accompanying Prospectus before investing in our notes.

	Per Note	Total (1)
Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

(1)	The aggregate expenses of the offering are estimated to be $ , which represents approximately $ per note.

The notes will be ready for delivery on or about                 ,                 .

You should read this Prospectus Supplement and the accompanying Prospectus before deciding whether to invest in our notes and retain it for future reference. The Prospectus Supplement and the accompanying Prospectus contain important information about us. Material that has been incorporated by reference and other information about us can be obtained from us by calling 800-GABELLI (422-3554) or from the Securities and Exchange Commission’s (“SEC”) website (http://www.sec.gov).

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                ,

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction in which the offer or sale is not permitted.

In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Fund,” “us,” “our” and “we” refer to The Gabelli Dividend & Income Trust This Prospectus Supplement also includes trademarks owned by other persons.

TABLE OF CONTENTS

Prospectus Supplement

Page
TERMS OF THE NOTES	R-3
USE OF PROCEEDS	R-3
CAPITALIZATION	R-3
ASSET COVERAGE RATIO	R-3
SPECIAL CHARACTERISTICS AND RISKS OF THE NOTES	R-4
TAXATION	R-4
UNDERWRITING	R-4
LEGAL MATTERS	R-4

TERMS OF THE NOTES

Principal Amount	The principal amount of the notes is $ in the aggregate.

Maturity	The principal amount of the notes will become due and payable on , .

Interest Rate	The interest rate will be %.

Frequency of payment	Interest will be paid commencing .

Prepayment Protections

[Stock Exchange Listing]

Rating	It is a condition of issuance that the notes be rated by .

USE OF PROCEEDS

We estimate the total net proceeds of the offering to be $                , based on the public offering price of $                per note and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us.

Unless otherwise specified in a prospectus supplement, the Fund will invest the net proceeds of any offering in accordance with the Fund’s investment objective and policies, and may use a portion of such proceeds, depending on market conditions, for other general corporate purposes. The Investment Adviser anticipates that the investment of the proceeds will be made in accordance with the Fund’s investment objective and policies as appropriate investment opportunities are identified, which is expected to substantially be completed within three months; however, changes in market conditions could result in the Fund’s anticipated investment period extending to as long as six months. This could occur because the Investment Adviser follows a value-oriented investment strategy; therefore, market conditions could result in the Investment Adviser delaying the investment of proceeds if it believes the margin of risk in making additional investments is not favorable in light of its value-oriented investment strategy. See “Investment Objective and Policies—Investment Methodology of the Fund.” Pending such investment, the proceeds of the offering will be held in high quality short term debt securities and instruments.

The Fund may use the net proceeds from the offering to call, redeem or repurchase shares of one or more of its Series B Preferred Shares, Series C Preferred Shares, Series E Preferred Shares or Series G Preferred Shares. The Series H Preferred Shares and Series J Preferred Shares generally may not be called for redemption at the option of the Fund prior to June 7, 2024 and March 26, 2024, respectively. The Fund reserves the right, however, to redeem the Series H Preferred Shares and/or the Series J Preferred Shares at any time if it is necessary, in the judgment of the Board, to maintain its status as a RIC under Subchapter M of the Code. The distribution rates on the Series G Preferred Shares and Series H Preferred Shares are 5.25% and 5.375%, respectively. The distribution rate for Series J Preferred Shares is 1.70% for year 1 through year 3 and 4.50% for year 4 and all future years. Distributions on the Series B Preferred Shares, Series C Preferred Shares and Series E Preferred Shares accumulate at a variable rate set at a weekly auction. As of [ ], 2021, [    ], 2021 and [    ], 2021, the distribution rates on the Series B Preferred Shares, Series C Preferred Shares and Series E Preferred Shares, respectively, were [    ]%, [    ]% and [    ]%, respectively.

CAPITALIZATION

[To be provided.]

ASSET COVERAGE RATIO

As provided in the 1940 Act and subject to certain exceptions, the Fund may issue debt and/or preferred shares with the condition that immediately after issuance the value of its total assets, less certain ordinary course liabilities, exceed 300% of the amount of the debt outstanding and exceed 200% of the sum of the amount of debt and preferred shares outstanding. The Fund’s notes are expected to have an initial asset coverage on the date of issuance of approximately     %.

R-3

SPECIAL CHARACTERISTICS AND RISKS OF THE NOTES

Liquidity Risk. An investment in our notes is subject to special risks. Our notes are not likely to be listed on an exchange or automated quotation system. We cannot assure you that any market will exist for our notes or if a market does exist, whether it will provide holders with liquidity. Broker-dealers that maintain a secondary trading market for the notes are not required to maintain this market, and the Fund is not required to redeem notes if an attempted secondary market sale fails because of a lack of buyers. To the extent that our notes trade, they may trade at a price either higher or lower than their principal amount depending on interest rates, the rating (if any) on such notes and other factors.

Reinvestment Risk. The Fund may at any time redeem notes to the extent necessary to meet regulatory asset coverage requirements. For example, if the value of the Fund’s investment portfolio declines, thereby reducing the asset coverage for the notes, the Fund may be obligated under the terms of the notes to redeem the notes. Investors may not be able to reinvest the proceeds of any redemption in an investment providing the same or a better rate than that of the notes.

Distribution Risk. The Fund may not meet the asset coverage requirements or earn sufficient income from its investments to make interest payments on the notes.

Redemption Risk. Although unlikely, precipitous declines in the value of the Fund’s assets could result in the Fund having insufficient assets to redeem all of the notes for the full redemption price.

TAXATION

[To be provided.]

UNDERWRITING

[To be provided.]

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, Boston, Massachusetts, counsel to the Fund in connection with the offering of the notes.

R-4

The Gabelli Dividend & Income Trust

Notes

PROSPECTUS SUPPLEMENT

            , 2021